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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

               INVESCO PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Pennsylvania Value Municipal Income Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                           Votes     Votes
Matters                                     For     Withheld
-------                                  ---------- ---------
(1). Teresa M. Ressel................... 17,402,084 2,086,572
     Larry Soll......................... 17,289,740 2,198,916
     Philip A. Taylor................... 17,379,227 2,109,429
     Christopher L. Wilson.............. 17,397,978 2,090,678
(2). David C. Arch......................      1,376         0